Exhibit 10.5(a)
EXECUTION COPY
REVOLVING CREDIT AGREEMENT
among
the FINANCIAL INSTITUTIONS party hereto,
as Lenders,
SIGNATURE BANK,
as Administrative Agent for the benefit of the Lenders,
and
CRYSTAL RIVER CAPITAL, INC.,
as Borrower
dated as of March 1, 2006

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(continued)

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(continued)

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(continued)

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List of Exhibits and Schedules

Exhibits

Exhibit 2.1	Revolving Credit Note
Exhibit 14.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.1	Consents
Schedule 4.2(a)	States of Qualification and Good Standing
Schedule 4.2(b)	Subsidiaries
Schedule 4.4	Federal Tax Identification Number
Schedule 4.8(b)	Litigation
Schedule 4.8(d)	Plans
Schedule 4.9	Licenses and Permits
Schedule 6.3	Guarantees
Schedule 6.6	Indebtedness

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REVOLVING CREDIT AGREEMENT
     Revolving Credit Agreement dated as of March 1, 2006, by and among CRYSTAL RIVER CAPITAL, INC., a corporation organized under the laws of the State of Maryland (“Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and SIGNATURE BANK (“Signature”), as a Lender and as administrative agent for Lenders (Signature, in such capacity, the “Agent”).
     IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders and Agent hereby agree as follows:
I. DEFINITIONS.
     1.1 Accounting Terms. Where explicitly indicated, as used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2005.
     1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:
          “Adjusted Net Portfolio Value” shall mean, at any time of determination, the fair value, as set forth in Borrower’s balance sheet most recently delivered pursuant to Section 8.4 or 8.5 hereof, of Borrower’s portfolio of mortgage-backed securities, adjusted for a hypothetical 2.0% per annum increase in interest rates.
          “Advances” shall mean the advances made pursuant to Section 2.1 hereof.
          “Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
          “Agency” shall mean any of FNMA, FHLMC or GNMA.
          “Agency Collateralized Mortgage Obligations” shall mean debt obligations issued by an Agency that are backed by mortgage pass-through securities and are evidenced by a series of bonds or certificates issued in multiple classes.

          “Agency Factor” shall mean, with respect to any RMBS, the information published by the Agency that issued such RMBS from which the holders of beneficial interests in such RMBS are able to determine the principal amount such holders shall receive from such Agency and the date of the receipt of such amount.
          “Agency Mortgage Pass-through Certificates” shall mean securities issued or guaranteed by an Agency.
          “Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
          “Agreement” shall mean this Revolving Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).
          “Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, Federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
          “Base Rate” shall mean the rate of interest per annum announced by Agent, from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by Agent to its borrowers).
          “Base Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.
          “benefited Lender” shall have the meaning set forth in Section 2.5(f) hereof.
          “Blocked Person” shall have the meaning set forth in Section 4.19(b) hereof.
          “Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.
          “Borrower’s Account” shall have the meaning set forth in Section 2.7 hereof.
          “Borrowing Date” shall have the meaning set forth in Section 2.2(a) hereof.
          “Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate

Loans, such day must also be a day on which dealings are carried on in the London interbank market.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
          “Change of Control” shall mean the occurrence of any event which results in Hyperion Crystal River Capital Advisors, LLC, a wholly-owned subsidiary of Hyperion Capital Management, Inc., or another wholly-owned subsidiary of Hyperion Capital Management, Inc. not acting as manager and advisor of Borrower.
          “Closing Date” shall mean March 1, 2006.
          “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          “Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof, as same may be adjusted in connection with an increase in the Maximum Advance Amount pursuant to Section 2.4(b) hereof or upon any assignment by a Lender pursuant to Section 14.3(c) hereof.
          “Commitment Transfer Supplement” shall mean a document in the form of Exhibit 14.3 attached hereto, properly completed and otherwise in form and substance satisfactory to Agent and Borrower by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.
          “Compliance Certificate” shall mean a compliance certificate to be signed by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Controller or Treasurer of Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 5.4, 6.5, 6.6 and 6.9.
          “Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable Federal, state or other Applicable Law.
          “Controlled Group” shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

          “Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
          “Default Rate” shall have the meaning set forth in Section 3.1 hereof.
          “Defaulting Lender” shall have the meaning set forth in Section 2.10(a) hereof.
          “Dollar” and the sign “$” shall mean lawful money of the United States of America.
          “Eligible Assignees” shall have the meaning set forth in Section 2.4(b) hereof.
          “Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.
          “Eurodollar Rate” shall mean, for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest equal to the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes, a comparable replacement determined by Agent) display page 3750 as of 11:00 a.m. (London Time) (or such other display page on the Moneyline Telerate system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period divided by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give prompt notice to Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
          “Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.
          “Event of Default” shall have the meaning set forth in Article IX hereof.
          “Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

          “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          “FHLMC” shall mean the Federal Home Loan Mortgage Corporation.
          “Fixed Rate” shall mean, for any Fixed Rate Loan, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest equal to the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes, a comparable replacement determined by Agent) display page 3750 as of 11:00 a.m. (London Time) (or such other display page on the Moneyline Telerate system as may replace display page 3750) two (2) Business Days prior to the date such Fixed Rate Loan is made for an amount comparable to such Fixed Rate Loan for a period of 30 days divided by (ii) a number equal to 1.00 minus the Reserve Percentage. The Fixed Rate shall be adjusted with respect to any Fixed Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give prompt notice to Borrower of the Fixed Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
          “Fixed Rate Loan” shall mean any Advance that bears interest based upon the Fixed Rate.
          “FNMA” shall mean Federal National Mortgage Association.
          “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
          “GNMA” shall mean the Government National Mortgage Association.
          “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.
          “Gross-Up Payment” shall have the meaning set forth in Section 3.10 hereof.
          “Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable environmental law and in the regulations adopted pursuant thereto.
          “Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

          “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.
          “Interest Period” shall mean, with respect to a Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Eurodollar Rate Loan and ending on the Repayment Date for such Eurodollar Rate Loan.
          “Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.
          “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
          “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, or (c) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.
          “Maximum Advance Amount” shall mean $21,000,000, which such amount may be increased in accordance with Section 2.4(b) hereof.
          “Maximum Advance Increase” shall have the meaning set forth in Section 2.4(b) hereof.
          “Maximum Advance Increase Date” shall have the meaning set forth in Section 2.4(b) hereof.
          “Maximum Advance Increase Notice” shall have the meaning set forth in Section 2.4(b) hereof.
          “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          “Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
          “Net Income” shall mean fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses and extraordinary gains, all as determined in accordance with GAAP, provided, however, that there shall be specifically excluded therefrom (i) unrealized gains (or losses) on derivatives; and (ii) realized and unrealized gains (or losses) on securities available for sale.
          “Net Worth” at a particular date, shall mean (a) the aggregate amount of all assets of Borrower as may properly be classified as such in accordance with GAAP consistently applied and such other assets as are properly classified as “intangible assets”, less (b) the aggregate amount of all Indebtedness of Borrower.
          “Non-Defaulting Lender” shall have the meaning set forth in Section 2.10(b) hereof.
          “Notice of Borrowing” shall have the meaning set forth in Section 2.2(a) hereof.
          “Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lenders or Agent of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement and the Other Documents, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Agent or Lenders to perform acts or refrain from taking any action.
          “Ordinary Course of Business” shall mean, generally, the ordinary course of Borrower’s business as conducted on the Closing Date.
          “Other Documents” shall mean the Revolving Credit Note and any and all other agreements, instruments and documents, now or hereafter executed by Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.
          “Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.
          “Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
          “Pay Down Amount” shall mean, with respect to a RMBS, an amount, determined by Borrower based on the related Agency Factor, equal to the principal amount Borrower shall receive as the owner of a beneficial interest in such RMBS on the date set forth in such Agency Factor.
          “Payee” shall have the meaning set forth in 3.10 hereof.
          “Payment Office” shall mean initially Agent’s office at 565 Fifth Avenue, 12th floor, New York, New York 10017; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
          “Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.
          “Permitted Encumbrances” shall mean (a) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (b) Liens disclosed in the financial statements referred to in Section 4.5, the existence of which Agent is deemed to have consented to in writing; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree which has either been stayed or bonded, or which does not constitute or result in an Event of Default under Section 9.6; (f) common carriers’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being contested in good faith by Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of Borrower; (h) Liens disclosed on Schedule 1.2; and (j) Liens in favor of counterparties to repurchase agreements entered into in the Ordinary Course of Business.
          “Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
          “Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.
          “Properly Contested” shall mean, in the case of any Indebtedness of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness shall not have a Material Adverse Effect and shall not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.
          “Purchasing Lender” shall have the meaning set forth in Section 14.3(c) hereof.
          “RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
          “Register” shall have the meaning set forth in Section 14.3(d) hereof.
          “Regulations” shall have the meaning set forth in Section 3.11 hereof.
          “Repayment Date” shall have the meaning set forth in Section 2.2(a) hereof.
          “Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
          “Required Lenders” shall mean Lenders (other than a Defaulting Lender) holding at least sixty-six and two-thirds percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty-six and two-thirds percent (66 2/3%) of the Commitment Percentages.
          “Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
          “Revolving Credit Note” shall mean the promissory notes referred to in Section 2.1 hereof.

          “Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the Base Rate with respect to Base Rate Loans; (b) the Fixed Rate plus 1.75% per annum with respect to Fixed Rate Loans; and (c) the sum of the Eurodollar Rate plus 1.75% per annum with respect to Eurodollar Rate Loans.
          “RMBS” shall mean Agency Mortgage Pass-through Certificates and Agency Collateralized Mortgage Obligations that represent interests in, are secured by, or payable from, pools of mortgage loans secured by residential property.
          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
          “Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
          “Term” shall have the meaning set forth in Section 12.1 hereof.
          “Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.
          “Toxic Substance” shall mean and include any material present on the real property or the leasehold interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
          “Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.
          “Transactions” shall mean the consummation of the transactions contemplated under this Agreement and the Other Documents.
          “Transferee” shall have the meaning set forth in Section 14.3(c) hereof.

          “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     1.3 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof to the extent such modifications, amendments, extensions or renewals are permitted by the terms hereof. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of a breach of a representation or warranty hereunder.
II. ADVANCES, PAYMENTS.
     2.1 Amount of Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, shall make Advances to Borrower, upon the request of Borrower in accordance with the provisions of Section 2.2 hereof, in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (i) the Maximum Advance Amount and (ii) the aggregate Pay Down Amounts set forth in the Notices of Borrowing. The Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as

Exhibit 2.1. Borrower hereby agrees that Borrower shall not request, Lenders shall not be obligated to make, and there shall not be outstanding any Advances from and including the 28th day of any month to and including the 3rd day of the immediately succeeding month.
     2.2 Procedure for Advances Borrowing.
          (a) Borrower shall provide to Agent a written request to incur an Advance hereunder (each, a “Notice of Borrowing”) no later than 12:00 p.m., on any Business Day, which Notice of Borrowing shall specify: (i) the date of the proposed borrowing (the “Borrowing Date”), which shall be at least one (1) Business Day after Agent’s receipt of such Notice of Borrowing, provided that the Borrowing Date shall not be prior to the 4th day of any month; (ii) whether such Advance shall be a Base Rate Loan, Fixed Rate Loan or Eurodollar Rate Loan, as elected by Borrower; (iii) the amount of such Advance, which amount shall equal Borrower’s reasonable expectation of the aggregate Pay Down Amount of each RMBS identified in such Notice of Borrowing; and (iv) the date such Advance shall be repaid (the “Repayment Date”), which shall be the Business Day immediately following the date specified in the Agency Factor with respect to such RMBS as the date the related Agency expects to pay principal with respect to such RMBS, but in any event not later than the 27th day of the calendar month in which such Borrowing Date occurs (it being understood that the RMBS identified in any Notice of Borrowing with respect to an Advance shall have the same Repayment Date). Each Notice of Borrowing shall include a copy of the related Agency Factor. Borrower shall repay each Advance with the Pay Down Amounts with respect to the RMBS identified in the related Notice of Borrowing.
          (b) Eurodollar Rate Loans shall not be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, there shall not be outstanding more than five (5) Eurodollar Rate Loans, in the aggregate.
          (c) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.
          (d) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such Eurodollar Rate Loans or convert such

Eurodollar Rate Loans into Base Rate Loans or Fixed Rate Loans. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.
     2.3 Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books. During the Term, Borrower may use the Advances by borrowing and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Advance requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Advances to the extent Lenders make such Advances, be made available to Borrower on the applicable Borrowing Date by way of credit to Borrower’s operating account at Signature, or such other bank as Borrower may designate following notification to Agent, in immediately available Federal funds or other immediately available funds or be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.
     2.4 Maximum Advances.
          (a) The aggregate balance of Advances outstanding at any time shall not exceed the Maximum Advance Amount.
          (b) Provided that no Default or Event of Default has occurred and is continuing, Borrower shall have the option at any time during the term hereof, to request an increase in the Maximum Advance Amount by an amount not to exceed $59,000,000 (provided that any requested increase in an amount less than $59,000,000 shall be in multiples of $10,000,000) so that the aggregate of the Maximum Advance Amount is increased up to $80,000,000 by written notice to Agent. Upon receipt of such notice, Agent shall notify Borrower of the amount of facility fees to be paid to Agent and any Lenders who provide such increase in the Maximum Advance Amount (the “Maximum Advance Increase”). If Borrower agrees to pay the facility fees so determined, then Agent shall send a notice (the “Maximum Advance Increase Notice”) to all Lenders informing them of Borrower’s request to increase the Maximum Advance Amount and of the facility fees to be paid with respect thereto. Not later than seven (7) Business Days after Agent sends such notice to all Lenders, each Lender who desires, in its sole discretion, to provide all or a portion of the Maximum Advance Increase upon such terms shall provide Agent with a written commitment letter specifying the amount of the Maximum Advance Increase it is willing to provide. If the requested increase is oversubscribed, then Agent shall allocate the Maximum Advance Increase among the Lenders who in their sole discretion provide such commitment letters on such basis as Agent shall determine in its sole discretion. If the commitments so provided are not sufficient to provide the full amount of the Maximum Advance Increase requested by Borrower, then Agent may, but shall not be obligated to, invite one or more commercial banks or other financial institutions or investors (the “Eligible

Assignees”) to become a Lender and provide all or a portion of the Maximum Advance Increase. If Agent does invite one or more Eligible Assignees to become a Lender and if following any such invitation, the amounts committed are still not sufficient to provide the full amount of the Maximum Advance Increase requested by Borrower, then the Maximum Advance Increase shall be reduced to the aggregate of the amounts committed. Agent shall provide all Lenders with a notice setting forth the amount, if any, of the Maximum Advance Increase to be provided by each Lender and the revised Commitment Percentage of each Lender which shall be applicable after the effective date of the Maximum Advance Increase specified therein (the “Maximum Advance Increase Date”). The Maximum Advance Increase shall be subject to the receipt by Agent of each agreement, document and instrument reasonably requested by Agent or any Lender, each in form and substance satisfactory to Agent.
          (c) On the Maximum Advance Increase Date, the outstanding principal balance of the Advances shall be reallocated among the Lenders such that after the Maximum Advance Increase Date the outstanding principal amount of Advances owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the Maximum Advance Increase Date) of the outstanding principal amount of all Advances. On the Maximum Advance Increase Date, those Lenders whose Commitment Percentage of the outstanding principal amount of all Advances is increasing shall purchase from those Lenders whose Commitment Percentage of the outstanding principal amount of all Advances is decreasing, such amount of outstanding Advances as is necessary to accomplish the required reallocation of the outstanding Advances based on the Commitment Percentages of the Lenders as in effect after the Maximum Advance Increase Date.
          (d) Upon the effective date of any Maximum Advance Increase pursuant to this Section 2.4, if so requested by a Lender, Borrower shall execute and deliver to Agent new Notes for each Lender whose Commitment Percentage has changed so that the maximum principal amount of such Lender’s Note shall equal its Commitment Percentage. Agent shall promptly deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders. Such new Notes shall: (1) provide that they are replacements for the surrendered Notes and that they do not constitute a novation, (2) be dated as of the Maximum Advance Increase Date, and (3) otherwise be in substantially the form of the replaced Notes. On the date of issuance of any new Notes pursuant to this subsection 2.4(d), Borrower shall deliver an opinion of counsel, addressed to the Lenders and Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof. The surrendered Notes shall be canceled and returned to Borrower.
     2.5 Manner of Borrowing and Repayment of Advances.
          (a) Each borrowing of Advances shall be advanced according to the applicable Commitment Percentages of Lenders.
          (b) Each payment by Borrower on account of the principal of and interest on an Advance shall be applied to such Advance pro rata according to the applicable Commitment Percentages of Lenders.

          (c) Except as expressly provided herein, each payment by Borrower on account of principal and interest on an Advance, and any other amounts payable hereunder, or under any of the Other Documents, shall be made without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim, and shall be made to Agent at the Payment Office, not later than 1:00 p.m., on the Repayment Date with respect to such Advance, in Dollars and in immediately available funds.
          (d) Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.
          (e) Each Lender shall be entitled to earn interest at the Revolving Interest Rate on outstanding Advances which it has funded.
          (f) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, as shall be necessary to cause such benefited Lender to share the excess payment ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
          (g) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender shall not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Borrowing Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent shall promptly, and in any event no later than the following Business Day, notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Borrowing Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the Base Rate, multiplied by (ii) such amount, multiplied by (iii) the number of days from and including such Borrowing Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (g) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Borrowing Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

     2.6 Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.
     2.7 Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance or payment shall not adversely affect Agent or any Lender or Borrower. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made and payments made or credited in respect thereof. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a statement in writing, by facsimile, or by email of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
     2.8 Additional Payments. Any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document, may be charged to Borrower’s Account as an Advance and added to the Obligations.
     2.9 Use of Proceeds.
          (a) Borrower shall use the proceeds of Advances for general working capital purposes.
          (b) Without limiting the generality of Section 2.9(a) above, neither Borrower nor any other Person which may in the future become a party to this Agreement or the Other Documents as Borrower, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.
     2.10 Defaulting Lender.
          (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.10 while such Lender Default remains in effect.
          (b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of any Lender Default. Amounts received in respect of principal of any Advance shall be applied to reduce such Advance of each Lender pro rata based on the aggregate of the outstanding Advances of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances then outstanding.
          (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.
          (d) Other than as expressly set forth in this Section 2.10, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.10 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
          (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.
III. INTEREST AND FEES.
     3.1 Interest. Interest on each Advance shall be payable in arrears on the Repayment Date with respect to such Advance. Interest charges shall be computed on the actual principal amount of Advances outstanding at a rate per annum equal to the Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the Revolving Interest Rate for Base Rate Loans and Fixed Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate or Fixed Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Domestic Loans plus 2.0% per annum and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus 3.75% per annum (as applicable, the “Default Rate”).
     3.2 Upfront Fee. On the Closing Date, Borrower shall pay to Agent, for the ratable benefit of all Lenders, an upfront fee of $105,000, less that portion of the upfront fee heretofore paid by Borrower to Agent.

     3.3 Agent Fees. Borrower shall pay to Agent, for its own benefit, such fees as and when set forth in the Agent Fee Letter.
     3.4 Unused Facility Fee. Borrower shall, on the first Business Day of each month and on the last day of the Term, pay Agent, for the ratable benefit of all Lenders, a fee in an amount equal to (i) (A) the Maximum Advance Amount during the most recently completed month (or partial month in the case of a payment on the last day of the Term) minus (B) the average daily balance of the sum of all Advances outstanding during such month or partial month, multiplied by (ii) .125%.
     3.5 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Base Rate Loans during such extension. Any fees payable to Agent for its benefit or the benefit of Lenders, are nonrefundable and not creditable against any other fee payable in connection with this Agreement or otherwise.
     3.6 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.
     3.7 Increased Costs. In the event that any Applicable Law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
          (a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);
          (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
          (c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as shall compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.
     3.8 Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:
          (a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Advance; or
          (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan or a proposed Eurodollar Rate Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination either on the date Agent receives the Notice of Borrowing or on the date of the proposed borrowing. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Base Rate Loan or Fixed Rate Loan, at Borrower’s election, and (ii) any outstanding affected Eurodollar Rate Loans shall be converted into a Base Rate Loan or Fixed Rate Loan, at Borrower’s election. Until such notice has been withdrawn, Lenders shall have no obligation to make Eurodollar Rate Loans or maintain outstanding Eurodollar Rate Loans.
     3.9 Capital Adequacy.
          (a) In the event that Agent or any Lender shall have determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as shall compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, regulation or condition.
          (b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrower shall be conclusive absent manifest error.
     3.10 Gross Up for Taxes. If Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, Borrower shall not be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 3.11 hereof.
     3.11 Withholding Tax Exemption.
          (a) Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) shall deliver to Borrower and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.
          (b) Each Payee required to deliver to Borrower and Agent a valid Withholding Certificate pursuant to Section 3.11(a) hereof shall deliver such valid Withholding Certificate as follows: (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrower hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation. Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrower and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent.
          (c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.11(b) hereof, Agent shall be entitled to withhold United States Federal income taxes at the full 30% withholding rate under Section 871 or 881 of the Code, as applicable (or any other rate set forth in any successor provision thereto which may apply to such payment), if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.
IV. REPRESENTATIONS AND WARRANTIES.
     Borrower represents and warrants as follows:
     4.1 Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of Borrower’s by-laws, certificate of incorporation or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, (b) shall not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body applicable to Borrower or any agreement by which it is bound, (c) shall not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 4.1 hereto, all of which shall have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) shall not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law or other instrument to which Borrower is a party or by which it or its property is a party or by which it may be bound.
     4.2 Formation and Qualification.
          (a) Borrower is duly incorporated and in good standing under the laws of the state listed on Schedule 4.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 4.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and shall promptly notify Agent of any amendment or material changes thereto.
          (b) The only Subsidiaries of Borrower are listed on Schedule 4.2(b).
     4.3 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
     4.4 Tax Returns. Borrower’s Federal tax identification number is set forth on Schedule 4.4. Borrower has filed all Federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable except those that are being contested by Borrower in good faith and with respect to which reserves in accordance with GAAP have been provided on the books of Borrower. Federal, state and local income tax returns of Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2004. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
     4.5 Financial Statements. The consolidated and consolidating balance sheets of Borrower, its Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of September 30, 2005, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (subject to normal year-end adjustments and the absence of footnote disclosures) and present fairly the financial position of Borrower and its Subsidiaries at such date and the results of their operations for such period. Since September 30, 2005 there has been no change in the condition, financial or otherwise, of Borrower or its Subsidiaries as shown on the consolidated balance sheet as of such date, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.
     4.6 Entity Name. Borrower has not been known by any other corporate name in the past five years nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
     4.7 O.S.H.A. and Environmental Compliance.
          (a) To the extent applicable to Borrower, Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, real property and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.
          (b) Borrower has been issued all required Federal, state and local licenses, certificates or permits relating to all applicable environmental laws necessary to the operations of the business of Borrower.
     4.8 Solvency; No Litigation, Violation, Indebtedness or Default.
          (a) After giving effect to the Transactions, Borrower shall be solvent, able to pay its debts as they mature, shall have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) shall be in excess of the amount of its liabilities.
          (b) Except as disclosed in Schedule 4.8(b), Borrower has no (i) pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations.
          (c) Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order applicable to Borrower, of any court, Governmental Body or arbitration board or tribunal.
          (d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 4.8(d) hereto. (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from Federal income tax under Section 501(a) of the Code; (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group; (xii) neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.
     4.9 Licenses and Permits. Except as set forth in Schedule 4.9, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable Federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.
     4.10 Default of Indebtedness. Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
     4.11 No Default. Borrower is not in default in the payment or performance of any of its contractual obligations and no Default has occurred that could reasonably be expected to have a Material Adverse Effect.
     4.12 No Burdensome Restrictions. Borrower is not party to any contract or agreement the performance of which could have a Material Adverse Effect. Borrower has heretofore delivered to Agent true and complete copies of all material contracts requested by Agent to which it is a party or to which it or any of its properties is subject. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance and which could reasonably be expected to have a Material Adverse Effect.
     4.13 Margin Regulations. Borrower is not engaged, nor shall it engage, principally or as one of its important activities, in the business of extending credit for the purpose of

“purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance shall be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.
     4.14 Investment Company Act. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
     4.15 Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.
     4.16 Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.
     4.17 Application of Certain Laws and Regulations. There is no law, statute, rule or regulation applicable to Borrower, which regulates the incurrence of any Indebtedness.
     4.18 Business and Property of Borrower. Borrower does not propose to engage in any business other than the business engaged in on the Closing Date.
     4.19 Anti-Terrorism Laws.
          (a) General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (b) Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):
               (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

               (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;
               (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
               (vi) a Person or entity who is affiliated or associated with a Person or entity listed above.
          (c) Neither Borrower or, to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
     4.20 Trading with the Enemy. Borrower has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.
V. AFFIRMATIVE COVENANTS.
     Borrower shall, until payment in full of the Obligations and termination of this Agreement:
     5.1 Reserved.
     5.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement); (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.
     5.3 Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.
     5.4 Financial Covenants.

          (a) Net Worth. Maintain at all times Net Worth in an amount equal to not less than (i) prior to the issuance of any equity securities after the Closing Date, $335,000, and (ii) upon and following the issuance of any equity securities after the Closing Date, seventy-five percent (75%) of the Borrower’s Net Worth after giving effect to such issuance.
          (b) Quarterly Net Income. For each fiscal quarter of Borrower, earn Net Income of not less than $4,000,000.
          (c) Rolling Four Quarter Income. For the most recently ended fiscal quarter of Borrower and the three preceding fiscal quarters of Borrower, earn Net Income of not less than $20,000,000 provided, however, that with respect to Net Income set forth in the financial statements for the fiscal quarter ending on December 31, 2005, for purposes of calculating Borrower’s compliance with this covenant, such Net Income shall be annualized by multiplying it by 1.33.
          (d) Maximum Post Shock Test. Cause at all times the result of the fair value, as set forth in the Borrower’s balance sheet most recently delivered pursuant to Section 8.4 or 8.5 hereof, of Borrower’s portfolio of mortgage-backed securities minus Adjusted Net Portfolio Value of such mortgage-backed securities to be less than twenty-five percent (25%) of Net Worth as set forth in such balance sheet.
          (e) Maximum Indebtedness to Total Net Worth Ratio. Maintain as of the end of each fiscal quarter of Borrower, a ratio of Indebtedness to Net Worth of not more than 9.0 to 1.0.
     5.5 Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.
     5.6 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary.
     5.7 Standards of Financial Statements. Cause all financial statements referred to in Sections 8.4, 8.5, 8.6, 8.7 and 8.8 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).
VI. NEGATIVE COVENANTS.
     Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

     6.1 Prohibition on Fundamental Changes. (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets or acquire or form any Subsidiaries or (ii) without the prior written consent of Agent, take any action that will cause the issuance and delivery of any stock, securities or other interests in Borrower, however denominated, to be registered under the Securities Act of 1933, as amended; provided, however, that Borrower may merge or consolidate with (x) any wholly owned Subsidiary, or (y) any other Person if Borrower is the surviving corporation; and provided, further, that, if after giving effect thereto, no Event of Default would exist hereunder. Borrower shall not change its fiscal year or method of accounting without the consent of Agent, and Borrower shall give Agent at least fifteen (15) days prior written notice of any such requested change, which notice shall include a detailed explanation of the changes intended to be made and pro forma financial statements demonstrating the impact thereof.
     6.2 Reserved.
     6.3 Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 6.3; and (b) the endorsement of checks in the Ordinary Course of Business.
     6.4 Reserved.
     6.5 Dividends. Declare, pay or make any dividend or distribution on or in respect of any Equity Interests of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests of Borrower if a Default or Event of Default shall have occurred and be continuing, provided, however, that after the occurrence and during the continuation of a Default or Event of Default, Borrower shall be permitted to make such declaration or payment necessary to maintain its status as a real estate investment trust under Sections 856-860 of the Code.
     6.6 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness disclosed on Schedule 6.6; (iii) Indebtedness incurred to extend, renew or refinance any Indebtedness described in clause (ii) above, provided that such Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced; and (iv) Indebtedness under repurchase agreements entered into in the Ordinary Course of Business.
     6.7 Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

     6.8 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.
     6.9 Fiscal Year and Accounting Changes. Change its fiscal year from a year ending on December 31, or make any change (i) in accounting treatment and reporting practices except as required by GAAP or by law, or, with Agent’s prior written consent, as permitted by GAAP or (ii) in tax reporting treatment except as required by law, or, with Agent’s prior written consent, as permitted by law.
     6.10 Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive in any manner that would be reasonably likely to adversely affect the Lenders any material term or material provision of its Articles of Incorporation, by-laws or any other organizational document, unless required by law.
     6.11 Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 4.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 4.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.
     6.12 Anti-Terrorism Laws. For itself and any Affiliate or agent:
          (a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.
          (b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

          (c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section.
     6.13 Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.
VII. CONDITIONS PRECEDENT.
     7.1 Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:
          (a) Execution and Delivery of Closing Documents. Agent shall have received each of this Agreement, the Revolving Credit Note, and each Other Document to which Borrower is a party, duly executed and delivered by an authorized officer of Borrower;
          (b) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Revolving Credit Note and any related agreements, certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;
          (c) Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;
          (d) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrower and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, together with copies of the by-Laws of Borrower and all agreements of Borrower’s shareholders, certified as accurate and complete by the Secretary of Borrower;
          (e) Good Standing Certificates. Agent shall have received good standing certificates for Borrower dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of incorporation and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification;
          (f) Legal Opinion. Agent shall have received the executed legal opinion of counsel to Borrower in form and substance satisfactory to Agent which shall cover such matters as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;
          (g) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Revolving Credit Note, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;
          (h) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;
          (i) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;
          (j) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents;
          (k) No Adverse Material Change. (i) Since September 30, 2005, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;
          (l) Other Documents. Agent shall have received the executed Other Documents, all in form and substance satisfactory to Agent;
          (m) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;
          (n) Compliance with Applicable Laws. Agent shall be reasonably satisfied that Borrower is in compliance with all pertinent Federal, state, local or territorial regulations applicable to Borrower, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act; and
          (o) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

     7.2 Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any Borrowing Date, is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
          (a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;
          (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advance requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advance so made shall not be deemed a waiver of any such Event of Default or Default; and
          (c) Maximum Advances. In the case of any Advance requested to be made, after giving effect thereto, the aggregate amount of such Advance shall not exceed the Maximum Advance Amount.
     Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.
VIII. INFORMATION AS TO BORROWER.
     Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:
     8.1 Environmental Reports. Upon the written request of Agent, furnish Agent with a certificate signed by the President of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all Federal, state and local Environmental Laws. To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower shall implement in order to achieve full compliance.
     8.2 Litigation. Promptly notify Agent in writing, by facsimile, or by email of any claim, litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which could reasonably be expected to have a Material Adverse Effect.
     8.3 Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrower which permits the holders of any Indebtedness of Borrower the outstanding principal amount of which exceeds $500,000, to accelerate maturity of such Indebtedness, including the names and addresses of the holders of such Indebtedness, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.
     8.4 Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Borrower, financial statements of Borrower, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent. In addition, the reports shall be accompanied by a Compliance Certificate.
     8.5 Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrower and unaudited statements of income and stockholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower’s business. The reports shall be accompanied by a Compliance Certificate.
     8.6 Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its stockholders or file with the SEC.
     8.7 Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Revolving Credit Note have been complied with by Borrower including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.
     8.8 Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.
     8.9 ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or shall institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.
     8.10 Pay Down Amounts. Furnish to Agent, on or prior to each Repayment Date, a certificate signed by the Chief Financial Officer of Borrower, setting forth the calculation (and attaching appropriate supporting documentation) of the Pay Down Amount with respect to the RMBS identified in each Notice of Borrowing with respect to Advances required to be repaid on such Repayment Date.
     8.11 Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request in writing to carry out the purposes, terms or conditions of this Agreement.
IX. EVENTS OF DEFAULT.
     The occurrence of any one or more of the following events shall constitute an “Event of Default”:

     9.1 Nonpayment. Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document in accordance with its terms;
     9.2 Breach of Representation. Any representation or warranty made or deemed made by Borrower in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;
     9.3 Financial Information. Failure by Borrower to (i) furnish financial information when due or when requested in accordance herewith, or (ii) permit the inspection of its books or records to the extent required hereunder;
     9.4 Judicial Actions. Except with respect to Permitted Encumbrances, the issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of Borrower’s property which is not stayed or lifted within thirty (30) days;
     9.5 Noncompliance. Failure or neglect of Borrower to (i) perform, keep or observe any term, provision, condition, covenant herein contained, or contained in this Agreement or any Other Document (ii) perform, keep or observe any term, provision, condition or covenant, contained in Sections 5.3 or 8.2 hereof, in each case, which failure or neglect is not cured within ten (10) days from the earlier of (x) Borrower’s knowledge of such failure or neglect; and (y) receipt by Borrower of written notice thereof from Agent or a Lender; provided, however, that Borrower’s failure to comply with Section 5.4(b) shall not constitute an Event of Default unless such failure shall have occurred for two consecutive fiscal quarters of Borrower.
     9.6 Judgments. Any judgment or judgments are rendered or judgment liens filed against Borrower, singly, or in an aggregate amount, in excess of $500,000, except to the extent that either (i) within thirty (30) days of such rendering or filing, each such judgment is either satisfied, stayed, bonded or discharged of record or (ii) Borrower is contesting each such judgment in good faith and establishes reserves satisfactory to Agent and enforcement of each such judgment or liens are continuously stayed;
     9.7 Bankruptcy of Borrower. Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or Federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

     9.8 Inability to Pay. Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
     9.9 Material Adverse Effect. Any change in Borrower’s results of operations or condition (financial or otherwise) which in Agent’s reasonable judgment has Material Adverse Effect;
     9.10 Cross Default. A default of the obligations of Borrower under any other agreement to which it is a party shall occur and such default is not cured within any applicable grace period and could reasonably be expected to have a Material Adverse Effect;
     9.11 Change of Control. Any Change of Control shall occur;
     9.12 Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Agent or any Lender;
     9.13 Licenses. (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license or permit of Borrower, the continuation of which is material to the continuation of Borrower’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license or permit and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license or permit necessary for the continuation of Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license or permit; (ii) any agreement which is necessary or material to the operation of Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;
     9.14 Pension Plans. An event or condition specified in Sections 6.11 or 8.9 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or
     9.15 Borrowing and Pay Down Amounts. The aggregate Pay Down Amount, as reported pursuant to Section 8.10 hereof, of each RMBS identified in a Notice of Borrowing shall be $250,000 less than the aggregate Advance made by Lenders based on such Notice of Borrowing.
X. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
     10.1 Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 9.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated (other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower); and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents and at law or equity generally.
     10.2 Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination shall not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.
     10.3 Rights and Remedies not Exclusive. The foregoing rights and remedies are not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
     10.4 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents may, at Agent’s discretion, be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents;
     SECOND, to the payment of any fees owed to Agent under this Agreement or any Other Document;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;
     FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;
     FIFTH, to the payment of the outstanding principal amount of the Obligations;
     SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the

Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH”.
XI. WAIVERS AND JUDICIAL PROCEEDINGS.
     11.1 Waiver of Notice. Borrower hereby waives notice of demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
     11.2 Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
     11.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
XII. EFFECTIVE DATE AND TERMINATION.
     12.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until March 1, 2009 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.
     12.2 Termination. The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The rights granted to Agent and Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.
XIII. REGARDING AGENT.
     13.1 Appointment. Each Lender hereby designates Signature to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all payments of principal and interest, fees (except the fees set forth in Section 3.2(a), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Revolving Credit Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.
     13.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this

Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.
     13.3 Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Revolving Credit Note, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.
     Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders shall promptly designate a successor Agent reasonably satisfactory to Borrower.
     Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     13.4 Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.
     13.5 Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

     13.6 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
     13.7 Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender shall reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
     13.8 Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     13.9 Delivery of Documents. To the extent Agent receives financial statements required under Sections 8.4 and 8.5, which Borrower is not obligated to deliver to each Lender, Agent shall promptly furnish such documents and information to Lenders.
     13.10 Borrower’s Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
     13.11 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.
     13.12 Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
XIV. MISCELLANEOUS.
     14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower, Agent or any Lender with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower, Agent and the Lender accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of Borrower, Agent and the Lender hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower, Agent, or such Lender, as applicable, at its address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Borrower, Agent or any Lender to bring proceedings against any other party hereto in the courts of any other jurisdiction. Each of Borrower, Agent and each Lender waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a Federal or state court located in the County of New York, State of New York.

     14.2 Entire Understanding. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
          (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 14.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:
               (i) increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Advance Amount;
               (ii) extend the maturity of the Revolving Credit Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;
               (iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 14.2(b); or
               (iv) change the rights and duties of Agent.
          (c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
     14.3 Successors and Assigns; Participations; New Lenders.
          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

          (b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to a Participant. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.
          (c) Any Lender may with the consent of Agent which shall not be unreasonably withheld or delayed sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”, and together with each Participant, each a “Transferee” and collectively the “Transferees”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things reasonably requested in writing by Agent in order to effectuate the foregoing.
          (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.
          (e) Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower.
     14.4 Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.
     14.5 Indemnity. Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 14.5 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent or Lenders on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower shall pay (or shall promptly reimburse Agent and Lenders for payment of) to the extent not otherwise required to be paid pursuant to the terms of this Agreement, all such taxes, including interest and penalties thereon, and shall indemnify and hold the indemnitees described above in this Section 14.5 harmless from and against all liability in connection therewith.

     14.6 Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 14.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 14.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 14.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 14.6. Any Notice shall be effective:
          (a) In the case of hand-delivery, when delivered;
          (b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
          (c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
          (d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
          (e) In the case of electronic transmission, when actually received; and
          (f) If given by any other means (including by overnight courier), when actually received.
     Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.
If to Agent at:
Signature Bank
565 Fifth Avenue, 12th Floor
New York, New York 10016
Attention: Thomas Kasulka
Telephone: (646) 822-1826
Facsimile: (646) 822-1833
with a copy to:
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue

New York, New York 10174
Attention: Michael S. Mullman
Telephone: (212) 885-5517
Facsimile: (212) 885-5001
If to Borrower:
Crystal River Capital, Inc.
c/o Hyperion Capital Management, Inc.
One Liberty Plaza
165 Broadway, Floor 36
New York, New York 10006-1404
Attention: Daniel S. Kim
Telephone: (212) 549-8465
Facsimile: (212) 549-8310
If to Lenders:
Signature Bank
565 Fifth Avenue, 12th Floor
New York, New York 10016
Attention: Thomas Kasulka
Telephone: (646) 822-1826
Facsimile: (646) 822-1833
     14.7 Survival. The obligations of Borrower under Sections 2.2(c), 3.7, 3.8, 3.9 and 14.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.
     14.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
     14.9 Expenses. All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in connection with the preparation, negotiation and execution and delivery of this Agreement and the Other Documents, or (b) in all efforts made to enforce payment of any Obligation, or (c) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (d) maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (e) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, or (f) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and the Other Documents, may be charged to Borrower’s Account and shall be part of the Obligations.

     14.10 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
     14.11 Damages. Neither Borrower, Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to the other parties hereto (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.
     14.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
     14.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
     14.14 Construction. Each party and its respective counsel have reviewed this Agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
     14.15 Sharing Information.
          (a) From time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender. Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 14.15 as if it were a Lender hereunder.
          (b) Notwithstanding anything herein to the contrary, the information subject to this Section 14.15 shall not include, and Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Advances and transactions contemplated hereby.
     14.16 Publicity. Agent is hereby authorized to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.
     14.17 Certifications From Banks and Participants; US PATRIOT Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

     Each of the parties has signed this Agreement as of the day and year first above written.

CRYSTAL RIVER CAPITAL, INC.

By:	/s/ Daniel S. Kim

Name:	Daniel S. Kim

Title:	Assistant Secretary

SIGNATURE BANK, as Lender and as Administrative

By:	/s/ Thomas Kasulka

Name:	Thomas Kasulka

Title:	Group Director & Senior Vice President

Commitment Percentage: 100%